Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2013 First Quarter Results

Sales decrease 3% to $292 million; Net loss of $0.32 per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 7, 2013--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal first quarter ended December 29, 2012.

The Company reported first quarter net sales of $292.5 million, a 3 percent decrease over the comparable period a year ago. Net sales decreased in both its Garden and Pet segments. The first quarter operating loss was $13.1 million compared to an operating loss of $11.3 million in the first quarter of 2012, primarily reflecting lower sales and gross margins. The net loss for the quarter was $15.3 million, or $0.32 per fully diluted share, compared with a loss of $13.1 million, or $0.27 per fully diluted share, in the year-ago period. Typically, the Company has reported a loss in its fiscal first quarter given the seasonal nature of the lawn and garden category.

“As we expected, our first quarter results were lower than the prior year,” said Gus Halas, President & CEO of the Central Operating Companies. “Despite lower Garden revenues in our seasonally smaller first quarter, we are excited about the new innovations we are bringing to market and expect more favorable results for our upcoming Garden season, which encompasses our next two quarters.”

Halas continued, “We continue to focus on our transformation to an integrated multi-brand consumer products company. We expect to make significant progress over the next few years as we aggressively build our brands, lower our costs, and drive meaningful revenue and profit growth.”

First Quarter 2013 Details

Both the Garden and Pet segment sales declined during the quarter. Net sales for the Garden segment decreased 5 percent or $5.5 million over the same period a year ago to $97.3 million, in part due to lower seasonal décor revenues. The Garden segment’s branded product sales were $85.3 million and sales of other manufacturers’ products were $12.0 million. Historically, first quarter revenues for the Garden segment have been the lowest of any quarter of the year due to the seasonality of the lawn and garden market. In the first quarter, the Garden segment’s operating margin improved 200 basis points, in part due to improvements in its grass seed and pottery businesses. The Garden segment’s operating loss in the quarter was $8.5 million, compared to an operating loss of $11.1 million in the first quarter of 2012.

First quarter net sales for the Pet segment declined 2 percent, or $4.1 million, over the prior year to $195.2 million, due primarily to lower sales of dog and cat products. The Pet segment’s branded product sales were $154.2 million and sales of other manufacturers’ products were $41.0 million. The Pet segment’s operating margins increased 30 basis points, due in part to improved results in its equine business. The Pet segment’s operating income was $10.2 million compared to $9.7 million in the prior-year period.

At December 29, 2012, the Company’s cash and short-term investments balance was $30.4 million. Net interest expense was $10.3 million for the quarter compared to $9.5 million in the prior-year period. Depreciation and amortization expense was $8.0 million in the first quarter of 2013, compared with $7.4 million in the prior-year period. The Company’s effective tax rate for the first quarter of 2013 was 37 percent on its operating loss, in line with the prior-year period.

Total debt at December 29, 2012 was $450.8 million compared to $460.7 million at December 24, 2011. The quarter-ending total leverage ratio, as defined in the Company’s credit agreement, was 4.1x.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its first quarter 2013 results. The conference call will be accessible through the investor relations section of Central’s website, http://www.central.com.

Alternatively, to listen to the call by telephone, dial 1-412-317-6789 and enter passcode 10023698. A replay of the call will be available for three weeks by dialing 1-412-317-0088 (domestic and international) and entering passcode 10023698.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, VITA FLEX® and HORSE HEALTHTM PRODUCTS. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,600 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for improving Garden segment results through new product introductions, aggressively building our brands, lowering costs and achieving revenue growth and improved profitability from the Company’s transformation initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed on December 13, 2012, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

	December 29,	December 24,	September 29,
ASSETS	2012	2011	2012
Current assets:
Cash and cash equivalents	$12,591	$10,289	$48,475
Short term investments	17,820	17,820	22,705
Accounts receivable (less allowance for doubtful accounts of $18,555, $15,791 and $18,574)	150,767	139,254	202,422
Inventories	397,725	365,743	330,032
Prepaid expenses and other	66,629	62,614	48,149
Total current assets	645,532	595,720	651,783

Land, buildings, improvements and equipment—net	192,486	180,401	191,163
Goodwill	210,223	210,223	210,223
Other intangible assets—net	77,790	83,458	78,853
Deferred income taxes and other assets	20,041	18,467	17,525
Total	$1,146,072	$1,088,269	$1,149,547

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$130,484	$122,009	$126,662
Accrued expenses	83,580	66,862	79,491
Current portion of long-term debt	309	328	331
Total current liabilities	214,373	189,199	206,484

Long-term debt	450,446	460,346	449,483
Other long-term obligations	30,968	14,253	28,697

Equity:
Common stock, $.01 par value: 12,247,359, 12,254,778, and 12,247,571 shares outstanding at December 29, 2012, December 24, 2011 and September 29, 2012	122	123	122
Class A common stock, $.01 par value: 34,765,783, 34,130,214 and 34,706,902 shares outstanding at December 29, 2012, December 24, 2011 and September 29, 2012	347	341	347
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	383,615	377,598	382,195
Accumulated earnings	64,449	45,455	79,718
Accumulated other comprehensive income	1,497	1,110	1,539
Total Central Garden & Pet Company shareholders’ equity	450,046	424,643	463,937
Noncontrolling interest	239	(172)	946
Total equity	450,285	424,471	464,883
Total	$1,146,072	$1,088,269	$1,149,547

See notes to condensed consolidated financial statements.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	December 29, 2012	December 24, 2011
Net sales	$292,497	$302,066
Cost of goods sold and occupancy	215,538	221,328
Gross profit	76,959	80,738
Selling, general and administrative expenses	90,053	92,018
Loss from operations	(13,094)	(11,280)
Interest expense	(10,315)	(9,547)
Interest income	65	28
Other expense	(981)	(114)
Loss before income taxes and noncontrolling interest	(24,325)	(20,913)
Income tax benefit	(8,978)	(7,646)
Loss including noncontrolling interest	(15,347)	(13,267)
Net loss attributable to noncontrolling interest	(78)	(177)
Net loss attributable to Central Garden & Pet Company	$(15,269)	$(13,090)

Net loss per share attributable to Central Garden & Pet Company:
Basic and diluted	$(0.32)	$(0.27)

Weighted average shares used in the computation of net loss per share:
Basic and diluted	47,871	47,823

See notes to condensed consolidated financial statements.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications